Exhibit 10.01

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 25th day of June 2022 by and between BANK OF GUAM, a Guam corporation (herein called the "Bank") and JOAQUIN P. L.G. COOK, (herein called the "President") (herein called “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to the Agreement, it is hereby agreed as follows:

1.Employment.   Bank hereby designates and employs President, and President hereby accepts employment with Bank, as its President and Chief Executive Officer.

2.Term.   This Agreement shall be for a term commencing from April 1, 2022, and terminating on March 31, 2027.

3.Duties.   President shall be the Chief Executive Officer of the Bank, and shall, subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank.  President shall have the general powers and duties of management usually vested in the office of the President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws.  In connection therewith, upon direction of the Board of Directors, President shall make necessary and reasonable business trips for which he will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors.  Included herewith shall be trips to visit with officials of correspondent banks and leadership technical seminars as may be available.

4.Extent of Services.   President shall devote his full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5.Termination of Employment. President’s employment hereunder may be terminated by either the Bank or the President at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 60 days advance written notice of any termination of the President’s employment. Upon termination of the President’s employment during the term of this Agreement, the President shall be entitled to the compensation and benefits described below and shall have no further rights to any compensation or any other benefits from the Bank or any of its affiliates.

(a)If the President’s employment is terminated by the Bank for Cause, by the President without Good Reason or upon the President’s death, the President shall be entitled to receive (i) accrued but unpaid Base Compensation which shall be paid on the pay date immediately following the termination date in accordance with the Bank’s customary payroll procedures, (ii) reimbursement for unreimbursed business expenses properly incurred by the President and (iii) such employee benefits, if any, as to which the President may be entitled under the Bank’s employee benefit plans, including the Survivor Income Plan and the SERP (items (i) through (iii) are referred to collectively as the "Accrued Amounts").

(b)If the President’s employment is terminated by the Bank without Cause or by the President for Good Reason, the President shall be entitled to receive (i) the Accrued Amounts and (ii) the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Agreement.

(c)For purposes of this Agreement, "Cause" shall mean: (i) the President’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the President’s willful failure to comply with any valid and legal directive of the Board of Directors or any material policy of the Bank; (iii) the President’s willful engagement in dishonesty, illegal conduct, or gross misconduct which is, in each case, injurious to the Bank or its affiliates; (iv) the President’s embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company; (v) the President’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent); or (vi) the President’s material breach of any material obligation under this Agreement or any other written agreement between the President and the Bank or its affiliates.

(d)For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following during the term of this Agreement, in each case without the President’s written consent: (i) a material reduction in the President’s Base Compensation; (ii) a material reduction in the President’s Incentive Bonus opportunity; (iii) a relocation of the President’s principal place of employment by more than 100 miles; (iv) a material breach by the Bank of any material provision of this Agreement or any material provision of any other agreement between the President and the Bank or its affiliates; or (vii) a material, adverse change in the President’s title or authority (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law). The President cannot terminate his employment for Good Reason unless he has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Bank has had at least 30 days from the date on which such notice is provided to cure such circumstances.

6.Base Compensation.   As regular compensation for President's services hereunder, Bank shall pay President an annual base salary of Three Hundred Seventy-Five Thousand Dollars and 00/100 ($375,000.00) during each year of the term hereof, payable in equal installments not less frequently than bi-weekly (herein called "Base Compensation").

7.Adjustments to Base Compensation.   The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the "Adjusted Base Compensation").

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the President the amount of any additional compensation to which he is entitled as a result of such cost-of-living adjustment.

8.Incentive Bonus.   As an incentive to President for his continuing services and contributions to the growth and profitability of Bank, President shall be paid, in addition to his Adjusted Base Compensation, an Incentive Bonus as follows:

(a)Subject to the quarterly adjustments at Section 9 below, an amount equal to two hundred basis points (2%) of current net profits of the Bank after taxes or Four Hundred Thousand Dollars ($400,000.00), whichever is less, payable in cash.  The maximum amount and the incentive parameters shall be subject to review by the Board of Directors of Bank every other year and appropriate adjustments shall then be made.

(b)The incentive bonus shall be computed quarterly within five (5) business days following the completion of the Bank’s audited financial statements except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

9.Computation to Bonus.  The Incentive Bonus of the President shall be awarded as follows:

(a)If the then current Return on Equity (ROE) of the Bank is below eleven percent (11%), then the Incentive Bonus shall be reduced by ten percent (10%);

(b)If the then current Return on Assets (ROA) of the Bank is less than 70 basis points (.70%), then the Incentive Bonus shall be reduced by ten percent (10%);

(c)If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by fifteen percent (15%);

(d)If the Efficiency Ratio of the Bank does not meet seventy-four percent (74%), the Incentive Bonus shall be reduced by fifteen percent (15%);

For purposes of this Section 9, the ROA, ROE, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment.  If any dispute arises as to the calculations of any of such figures, the Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary.  Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the President.

10.Other Compensation or Benefits.  In addition to the Adjusted Based Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide President with the following:

(a)A five-week vacation, at full pay;

(b)A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank's sole cost and expense;

(c)A group term life insurance that is generally available to Bank's executive employees, at Bank's sole expense and cost;

(d)A motor vehicle, at Bank's sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law.  All reasonable operating expenses shall be paid by Bank; and

(e)A Survivor Income Plan with a death benefit of $1,060,606.00 that is or will be made generally available to Bank's executive employees, at Bank's sole expense and cost.

11.Business Expenses.   Bank shall pay or reimburse President upon submission of an itemized account by him for all reasonable business expenses incurred by President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

12.Payments Following Disability.  Upon the permanent disability of the President, Bank shall pay to the President, or his assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

13.Successors and Assigns.   This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the President, and when applicable, to his heirs, successors and assigns.

14.Retirement Plans.   Employee may participate in any retirement plan of Bank and to receive payments thereunder which includes a Supplemental Executive Retirement Plan (“SERP”) which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees, as described in the SERP agreement.

15.Non-Assumption.   The services to be performed by President under this Agreement are personal to him, and may not be assumed by any other party except with Bank's prior written consent.

16.Entire Agreement.   The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein.  This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

17.Amendments.   This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

18.Notices.   All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96910

If to President at:	210 Archbishop Flores Street
Hagatna, Guam 96910

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

19.Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.Law.   This Agreement shall be governed under and construed in accordance with the law of Guam.

21.Attorney's Fees.   In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney's fees, disbursements and expenses.

22.Headings.   The headings of the sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

23.Compliance with Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”), to the extent applicable, and this Agreement be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, the President shall not be considered to have terminated employment with the Bank for purposes of any payments under this Agreement which are subject to Section 409A until the President would be considered to have a “separation from service” from the Bank within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the President and the Bank during the six (6) month period immediately following the President’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the President’s separation from service. The Bank makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section

409A. The President shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the President on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the "Bank")

By:	/s/ Roger P. Crouthamel
ROGER P. CROUTHAMEL
Its Authorized Representative

/s/ Joaquin P.L.G. Cook
JOAQUIN P. L.G COOK
(herein called the "President")

Exhibit A

EXECUTIVE
Period Calculated:
Process Date:
					EXECUTIVE
				Bonus	Incentive Parameters	Reduce Total Incentive by:
Net Income				-	ROE less than:	11.00%	10%
(Bonus =2.00% of Net Income)				-	ROA less than:	0.70%	10%
					Total Adversely Classified Items/Tier 1 Capital + ALLL greater than:	25.00%	15%
					Efficiency Ratio greater than:	74.00%	15%
Parameters:	Actual	Variance	% Reduction/Increase	$ Reduction/Increase
ROE	0.00%	0.00%	0.00%	-	Net Profit
ROA	0.00%	0.00%	0.00%	-	1st Quarter	-
TACI/T1C+ALLL	0.00%	0.00%	0.00%	-	2nd Quarter	-
Efficiency Ratio	0.00%	0.00%	0.00%	-	3rd Quarter	-
					4th Quarter	-
Total Reductions				-	Total Full Year	-
Total Bonus				-

Paid Y-T-D
2022 1st Quarter Bonus
2022 2nd Quarter Bonus
2022 3rd Quarter Bonus
2022 4th Quarter Bonus				-
Total YTD				-

Bonus Minimum	$0	quarterly		$0
Bonus Maximum				$400,000